Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION  AND RESULTS OF OPERATIONS

Overview

Inet Technologies, Inc. is a global provider of communications software products that enable communications carriers to more strategically and profitably operate their businesses. Our Unified Assurance Solution and our Diagnostics products help our customers reduce capital and operating expenditures, improve customer acquisition and retention rates, protect and grow revenues, and more quickly and effectively develop products or services. Our products address next-generation networks, including mobile data and voice-over-packet technologies, and traditional networks.

Using our Unified Assurance Solution, which includes the GeoProbe, Orion and Beamer products, communications carriers are able to simultaneously manage their voice and data services at the network, service and customer layers to detect network and service problems in real time, enabling proactive identification of specific customers impacted by network or service issues. These products capture actual signaling network traffic and then process, correlate and analyze the traffic data to create and display customer experience information, service quality metrics and a network-wide view. This information empowers a carrier’s customer service, sales, marketing and network operations organizations to proactively manage the quality of service delivered to its most valuable customers. These products also alert the carrier to network problems, such as congestion, misrouted calls due to equipment errors and service degradation, so that action can be taken to quickly resolve issues, often before its customers are impacted and significant revenue is lost. Our Diagnostics products include the Spectra2, Spectra and Spectra Trunk Tester, which assist communications carriers and equipment manufacturers in quickly and cost-effectively designing, deploying and maintaining current- and next-generation networks and network elements.

Results of Operations

The following table sets forth, for the periods presented, certain data derived from our consolidated statements of operations expressed as a percentage of total revenues.

	Six Months Ended June 30,		Years Ended December 31,
	2003	2002	2002	2001	2000
Revenues:
Product and license fees	69.9%	74.9%	73.2%	78.6%	88.4%
Services	30.1	25.1	26.8	21.4	11.6

Total revenues	100.0	100.0	100.0	100.0	100.0
Cost of revenues:
Product and license fees	18.3	26.5	26.2	32.5	20.5
Services	14.8	12.0	12.4	8.2	5.4

Total cost of revenues	33.1	38.5	38.6	40.7	25.9

Gross profit	66.9	61.5	61.4	59.3	74.1
Operating expenses:
Research and development	29.6	29.3	29.3	36.8	21.3
Sales and marketing	14.1	16.5	16.2	17.6	12.8
General and administrative	8.9	7.7	7.8	9.0	7.8
Restructuring costs	—	—	0.2	1.9	—

Total operating expenses	52.6	53.5	53.5	65.3	41.9

Income (loss) from operations	14.3	8.0	7.9	(6.0)	32.2
Other income	1.4	3.0	2.7	5.0	5.2

Income (loss) before provision for income taxes	15.7	11.0	10.6	(1.0)	37.4
Provision (benefit) for income taxes	4.8	3.4	3.1	(1.2)	12.5

Net income	10.9%	7.6%	7.5%	0.2%	24.9%

Six Months Ended June 30, 2003 Compared to Six Months Ended June 30, 2002

Revenues

Product and license fees.    In the six months ended June 30, 2003, revenues from product and license fees decreased 12.3% to $35.3 million from $40.2 million in the six months ended June 30, 2002. The decline in revenues from product and license fees was primarily attributable to a decrease in the average transaction size of approximately 15% for our GeoProbe and Orion products and also due to a decrease in revenues from our Diagnostics products, which was primarily driven by a decrease of approximately 11% in the number of transactions. A transaction refers to a company revenue event, typically a single order or, in the case of a multiple-unit Diagnostics products order, the sale of a single unit. We continue to experience pressure on sales prices for our GeoProbe and Orion products, especially for those applications for which there is a competitive offering and in highly competitive situations involving prospective customers. Although the mix of applications in a typical transaction for our GeoProbe and Orion products for which revenues were recognized in the six months ended June 30, 2003 was different than the mix in a typical transaction for which revenues were recognized in the six months ended June 30, 2002, we believe prices for our most basic GeoProbe applications have decreased by approximately 20% to 30% for the six months ended June 30, 2003 compared to the six months ended June 30, 2002. Although the number and size of transactions may vary period to period, we believe the decrease in prices was the primary driver for the decreased transaction size. We anticipate that we will continue to experience pricing pressures for our GeoProbe and Orion products.

Services.    In the six months ended June 30, 2003, revenues from services increased 13.0% to $15.2 million from $13.5 million in the six months ended June 30, 2002. The increase in services revenues was primarily attributable to a larger installed base of products with customers for which we provide warranty or product support services, somewhat mitigated by decreasing prices for services of approximately 10% to 15%. Going forward, we expect to sell additional applications to, or expand the footprint of our products with, existing customers and to add new customers, which should continue to increase our installed base of products and corresponding services revenues; however, we expect that continued pressure on prices for product support renewals may partially offset the effect of this increase.

Concentration of revenues.    For the six months ended June 30, 2003, revenues from one international customer accounted for approximately 24% of total revenues and revenues from another international customer accounted for approximately 11% of total revenues. For the six months ended June 30, 2002, revenues from one international customer accounted for approximately 24% of total revenues. A large percentage of our revenues are typically derived from a small number of customers, the specific make up of which typically varies from one quarter to the next. On a quarterly basis, the ten largest customers for the quarter typically account for approximately 50% to 80% of total revenues. For the six months ended June 30, 2003, approximately 60% of our revenues were derived from the ten largest customers for that period. We expect these trends to continue for the foreseeable future.

International revenues.    In the six months ended June 30, 2003, international revenues accounted for approximately 77% of total revenues compared to approximately 76% of total revenues in the six months ended June 30, 2002. Variations in the percentage of total revenues derived from international markets may occur as a result of the concentration of revenues in a particular period from a small number of customers and the economic conditions in the regions in which we operate. For the remainder of 2003, we expect revenues from international markets to continue to represent a majority of our total revenues.

Cost of Revenues

Product and license fees.    Cost of product and license fees consists primarily of hardware, personnel and overhead expenses related to the manufacturing, integration and installation of our products. Cost of product and license fees was $9.2 million, or 26.2% of product and license fees revenues, in the six months ended June 30, 2003, and $14.2 million, or 35.3% of product and license fees revenues, in the six months ended June 30, 2002. The decreases in absolute dollars and as a percentage of product and license fees revenues resulted primarily from decreased hardware costs, which were approximately $3.4 million lower in the six months ended June 30, 2003 than in the same period in the prior year and, to a lesser extent, decreased personnel and installation costs. The decrease in hardware costs, which was driven primarily by the first quarter results of 2003 and 2002, is attributable to a higher percentage of our GeoProbe implementations during the six months ended June 30, 2003 being derived from expansions of existing systems or from sales of software applications, rather than new system implementations, which typically have a higher hardware component. Generally, quarter-to-quarter fluctuations are driven by variations in our hardware component, which is driven by our product mix.

Services.    Cost of services consists of expenses, primarily personnel costs, related to our product support, training, and warranty and non-warranty services activities. Cost of services was $7.5 million, or 49.1% of services revenues, in the six months ended June 30, 2003 and $6.5 million, or 48.0% of services revenues, in the six months ended June 30, 2002. The increases in absolute dollars and as a percentage of total services revenues in the six months ended June 30, 2003 compared to the same period of the prior year were attributable to increased effort to support a larger installed base of products and increased expenses related to customer support and systems engineering. In general, cost of services for product support tends to increase during the rollout of new products or new versions of existing products. Historically, cost of services as a percentage of services revenues has fluctuated as a result of the relative mix of product support, training and warranty and non-warranty service activities during a specific period. We expect these fluctuations to continue into the foreseeable future.

Operating Expenses

Research and development expenses.    Research and development expenses consist primarily of personnel expenses and contract labor, travel and facilities expenses incurred by our research and development organization. Our research and development efforts include expenditures relating to new products and applications, and new features or enhancements for existing products, primarily in the areas of next-generation wireless and voice-over-packet-based technologies. In the six months ended June 30, 2003, research and development expenses decreased to $14.9 million from $15.8 million for the comparable prior-year period. Research and development expenses as a percentage of total revenues were 29.6% for the six months ended June 30, 2003 and 29.3% for the six months ended June 30, 2002. The decrease in absolute dollars was attributable to decreased staffing dedicated to research and development activities and, to a lesser extent, decreased use of third-party research and development services, which were approximately $0.4 million lower in the six months ended June 30, 2003 compared to the same period in the prior year. The average headcount of our research and development organization was 245 in the six months ended June 30, 2003 compared to 275 in the six months ended June 30, 2002. We do not expect to continue decreasing our research and development headcount. Overall, we anticipate that spending on research and development will be flat or increase slightly in the second half of 2003.

Software development costs are expensed as incurred until technological feasibility has been established, at which time subsequent costs are permitted to be capitalized until the product is available for general release to customers. To date, either the establishment of technological feasibility of our products has substantially coincided with their general release, or costs incurred subsequent to the achievement of technological feasibility have not been material. As a result, software development costs qualifying for capitalization have been insignificant, and we have not capitalized any software development costs.

Sales and marketing expenses.    Sales and marketing expenses consist primarily of expenses associated with personnel, including commissions from direct sales, travel, facilities and marketing, such as trade show and advertising expenses. Sales and marketing expenses decreased to $7.1 million in the six months ended June 30, 2003 from $8.9 million for the six months ended June 30, 2002. Sales and marketing expenses as a percentage of total revenues were 14.1% for the six months ended June 30, 2003, and 16.5% for the six months ended June 30, 2002. The decreases in absolute dollars and as a percentage of total revenues were attributable to decreased staffing dedicated to sales and marketing activities and cost reduction efforts primarily related to travel and trade shows and other promotional activities. Travel expenses decreased approximately $0.3 million and expenses associated with trade shows and other promotional activities decreased approximately $0.2 million. The average headcount of our sales and marketing organization was 65 in the six months ended June 30, 2003, compared to 81 in the six months ended June 30, 2002. We expect to begin to increase our sales and marketing headcount. We anticipate a slight increase in sales and marketing expenses in the second half of 2003, and that spending on sales and marketing may fluctuate quarter to quarter due to seasonal spending on trade shows, other promotional activities and the level of direct sales commissions.

General and administrative expenses.    General and administrative expenses consist primarily of personnel, facilities and legal and professional expenses of our finance, legal and executive departments. General and administrative expenses increased to $4.5 million in the six months ended June 30, 2003 from $4.1 million in the six months ended June 30, 2002. General and administrative expenses as a percentage of total revenues were 8.9% for the six months ended June 30, 2003 and 7.7% for the six months ended June 30, 2002. The increases in absolute dollars and as a percentage of total revenues were attributable to increased professional fees of approximately $0.2 million primarily related to our repurchase of restricted common stock in January 2003 and general accounting activities. For the remainder of 2003, we expect that general and administrative expenses will not vary significantly on an absolute dollar basis.

Other Income (Expense)

Other income consists of interest income earned on our cash and cash equivalents partially offset by foreign currency translation adjustments and losses on the disposal of assets. Other income was $0.7 million in the six months ended June 30, 2003, compared to $1.6 million in the six months ended June 30, 2002. The decrease was primarily attributable to the overall decrease in interest rates received on our investments, lower average cash balances resulting from our repurchase of restricted common stock in January 2003 and foreign translation adjustments. In the six months ended June 30, 2003, we recognized a return on our average cash balance of 1.0% per annum compared to 1.6% per annum in the same prior-year period. In the six months ended June 30, 2003, we recorded a foreign currency translation loss of $0.1 million compared to a foreign currency translation gain of $0.2 million in the same prior-year period.

Provision for Income Taxes

We recorded an income tax expense of $2.4 million in the six months ended June 30, 2003 compared to $1.8 million in the six months ended June 30, 2002. Our effective tax rates for these periods were 30.5% in the six months ended June 30, 2003 and 30.9% in the six months ended June 30, 2002. Federal income taxes for the periods presented have been calculated on the basis of an estimated annual rate. Our effective tax rate differs from the U.S. statutory rate primarily due to the extra-territorial income tax benefit and utilization of the research and development tax credit. For 2003, we currently anticipate our effective tax rate to be approximately 30.4%.

Our financial statements reflect net deferred tax assets of $0.8 million as of June 30, 2003, comprised of credit carryforwards and deductible temporary differences. Although realization is not assured, we have concluded that it is more likely than not that the net deferred tax assets will be realized based on the scheduling of deferred tax liabilities and projected taxable income. The amount of the net deferred tax assets actually realized, however, could vary if there are differences in the timing or amount of future reversals of existing deferred tax liabilities or changes in the actual amounts of future taxable income.

Year Ended December 31, 2002 Compared to Years Ended December 31, 2001 and 2000

Revenues

Product and license fees.    Revenues from product and license fees decreased 11.3% to $74.6 million in 2002 from $84.1 million in 2001, and decreased 40.2% in 2001 from $140.6 million in 2000. In 2002, the decline in revenues from product and license fees was primarily attributable to significantly lower demand for our Diagnostics products and slightly lower levels of business for our GeoProbe product and service assurance applications. We believe that these decreases are attributable primarily to decreased capital spending by communications carriers and equipment manufacturers, which we believe is driven by their need to conserve cash. In 2002, for our Diagnostics products, we experienced a decrease in the total number of system transactions of approximately 33% and experienced a decrease in the average system transaction size by approximately 11%. In addition, we continue to experience pressure on sales prices for our GeoProbe product and service assurance applications, specifically for those applications for which there is a competitive offering, or in highly competitive situations involving prospective customers. Although the typical bundle of applications for our GeoProbe product and service assurance applications sold in 2002 was different than the typical bundle sold in 2001, we believe prices for our most basic GeoProbe applications decreased approximately 20% to 30% during 2002. In addition, in 2002, for our GeoProbe product and service assurance applications, we experienced a decrease in the average transaction size of approximately 12%, but experienced an increase in the number of transactions of approximately 11%. In 2001, the decline in revenues from product and license fees was primarily attributable to significantly lower sales levels in all product areas of our business, which reflected an overall decrease in demand for our products. This decrease was primarily driven by the general slowdown in the economy and the decreased levels of capital spending within the communications sector. We also experienced relatively lower sales prices for our GeoProbe product, which is expected as applications mature or are duplicated in competitor offerings.

Services.    Revenues from services increased 19.1% to $27.3 million in 2002 from $22.9 million in 2001, and increased 24.2% in 2001 from $18.4 million in 2000. The increase in services revenues in both 2002 and 2001 was primarily attributable to a larger installed base of products with customers for which we provide warranty or product support services. During both 2002 and 2001, we had 70 customers who were covered under product support agreements pertaining to our GeoProbe product and service assurance applications.

Concentration of revenues.    In 2002, British Telecom accounted for approximately 21% of total revenues and Deutsche Telekom accounted for approximately 11% of total revenues. In 2001, revenues from Deutsche Telekom accounted for approximately 12% of total revenues. In 2000, revenues from British Telecom and MCI each accounted for approximately 13% of total revenues.

International revenues.    International revenues accounted for 72.2% of total revenues in 2002, 61.7% of total revenues in 2001 and 55.8% of total revenues in 2000. Revenues from Europe, the Middle East and Africa accounted for 60.9% of total revenues in 2002, 51.9% of total revenues in 2001 and 44.9% of total revenues in 2000. Since the introduction of our GeoProbe product in 1995, we have experienced relatively greater acceptance in Europe, the Middle East and Africa versus other regions of the world.

Cost of Revenues

Product and license fees.    Cost of product and license fees was $26.7 million in 2002, $34.7 million in 2001 and $32.6 million in 2000, representing 35.8% of product and license fees revenues in 2002, 41.3% of product and license fees revenues in 2001 and 23.2% of product and license fees revenues in 2000. During 2002, the decreases in both absolute dollars and as a percentage of product and license fees revenues resulted primarily from decreased hardware costs, which were approximately $5.3 million lower than in 2001, and, to a lesser extent, decreased installation costs, including installation contract labor, which were approximately $1.0 million lower than in 2001.

The decrease in hardware costs is attributable to a higher percentage of our GeoProbe implementations during 2002 being derived from expansions of existing systems or from the sales of software applications, rather than new system implementations, which typically have a higher hardware component. The decrease in absolute dollars in 2002 also reflects a reduction of $1.6 million in the amounts charged to cost of revenues for excess and obsolete inventory and canceled purchase commitments. During 2001, the increase in absolute dollars over the prior year was primarily due to increased personnel expenses of approximately $1.3 million, increased expenses associated with a higher level of installation contract labor of approximately $1.1 million and increased charges for excess and obsolete inventory of approximately $1.3 million. These increases were mitigated by decreased hardware costs of approximately $2.2 million, which were attributable to lower sales volumes. The increase in 2001 as a percentage of product and license fees revenues was primarily attributable to these same factors as well as the decreased level of revenues.

Services.    Cost of services was $12.6 million in 2002, $8.9 million in 2001 and $8.6 million in 2000, representing 46.3% of services revenues in 2002, 38.6% of services revenues in 2001 and 46.4% of services revenues in 2000. During the first quarter of 2002, we released a new version of GeoProbe, which resulted in increased support costs in 2002 compared to 2001.

Operating Expenses

Research and development expenses.    Research and development expenses were $29.8 million in 2002, $39.3 million in 2001 and $34.0 million in 2000, representing 29.3% of total revenues in 2002, 36.8% of total revenues in 2001 and 21.3% of total revenues in 2000. The decreases in absolute dollars and as a percentage of total revenues in 2002 compared to 2001 were attributable to decreased staffing dedicated to research and development activities and, to a lesser extent, decreased use of third-party research and development services, which were $1.2 million lower in 2002 compared to 2001. The average headcount of our research and development organization was 264 in 2002 compared to 306 in 2001. The decrease in headcount was primarily attributable to discontinued research and development efforts with respect to our VIA softswitch offering in the second quarter of 2001. The increase in absolute dollars in 2001 compared to 2000 was primarily due to increased average headcount, higher average wage levels required to retain qualified technical and engineering personnel driven by the then existing tight job market and greater use of third-party research and development services. The increase as a percentage of total revenues in 2001 was attributable to these same factors coupled with the decreased level of revenues.

Sales and marketing expenses.    Sales and marketing expenses were $16.5 million in 2002, $18.8 million in 2001 and $20.3 million in 2000, representing 16.2% of total revenues in 2002, 17.6% of total revenues in 2001 and 12.8% of total revenues in 2000. The decreases in absolute dollars and as a percentage of total revenues in 2002 compared to 2001 were attributable to decreased staffing dedicated to sales and marketing activities and cost reduction efforts, primarily related to advertising and travel. Advertising costs decreased $0.7 million and travel costs decreased $0.4 million in 2002 compared to 2001. The average headcount of our sales and marketing organization was 75 in 2002 compared to 90 in 2001. The decrease in absolute dollars in 2001 compared to 2000 was primarily attributable to a decrease in sales commissions, due to lower order levels, and cost reduction efforts, primarily related to promotional activities. Promotional costs decreased $0.6 million in 2001 compared to 2000. The increase as a percentage of total revenues in 2001 was primarily attributable to the decreased level of revenues.

General and administrative expenses.    General and administrative expenses were $8.0 million in 2002, $9.7 million in 2001 and $12.3 million in 2000, representing 7.8% of total revenues in 2002, 9.0% of total revenues in 2001 and 7.8% of total revenues in 2000. The decreases in absolute dollars and as a percentage of total revenues in 2002 compared to 2001 were primarily attributable to decreased average headcount. Average headcount in 2002 was 44 compared to 57 in 2001. The decrease in absolute dollars in 2001 compared to 2000 was primarily related to decreased incentive compensation, decreased average headcount and decreased professional fees. The increase as a percentage of total revenues in 2001 was primarily attributable to the decreased level of revenues.

Restructuring costs.    We recorded a restructuring charge for the three months ended September 30, 2002 of approximately $0.4 million related primarily to a workforce reduction of approximately 35 employees. The reduction affected all areas of the company. The charge consisted primarily of employee severance of approximately $0.3 million and professional fees and outplacement services of approximately $0.1 million. At December 31, 2002, the balance of these costs that remained to be paid totaled approximately $0.1 million.

In May 2001, we announced our decision to refocus our strategy and streamline operations to reduce our cost structure in response to the generally weakened economic environment and changing demand characteristics in some of our markets. As part of this decision, we discontinued all efforts with respect to our VIA softswitch offering and reduced our workforce by approximately 115 employees. The reduction affected all areas of the company. We recorded a restructuring charge for the three months ended June 30, 2001 of approximately $1.7 million, which consisted of employee severance of approximately $1.1 million, professional fees and outplacement services of approximately $0.3 million and the write-off of assets related to the VIA softswitch of approximately $0.3 million. In the fourth quarter of 2001, we decreased this charge by $0.1 million due to changes in previous estimates related to professional fees. In the third quarter of 2002, we further decreased this charge by $0.2 million due to changes in previous estimates related to professional fees and employee-related obligations. All costs associated with this restructuring have been paid.

We recorded a restructuring charge for the three months ended March 31, 2001 of approximately $0.5 million related primarily to a workforce reduction of approximately 40 employees. The reduction affected all areas of the company. The charge consisted primarily of employee severance, professional fees and outplacement services. In the fourth quarter of 2001, we decreased this charge by $0.1 million due to changes in previous estimates related to severance and professional fees. All costs associated with this workforce reduction have been paid.

Other Income

Other income was $2.8 million in 2002, $5.3 million in 2001 and $8.2 million in 2000. The decrease in 2002 compared to 2001 and 2001 compared to 2000 was primarily attributable to the overall decrease in interest rates paid on our investments. In 2002, we recognized a return on our average cash balance of approximately 1.5% per annum compared to approximately 3.8% per annum in 2001 and 6.0% per annum in 2000.

Provision for Income Taxes

We recorded income tax expense of $3.2 million in 2002 compared to an income tax benefit of $1.3 million in 2001 and income tax expense of $19.9 million in 2000. Our effective income tax rates were 29.4% in 2002, benefit of 117.6% in 2001 and tax rate of 33.5% in 2000. In 2002, the effective tax rate differed from the 35% statutory corporate tax rate primarily due to the effect of the extra-territorial income exclusion and the utilization of the research and development tax credit. In 2001, the effective tax rate differed from the 35% statutory corporate tax rate primarily due to our lower level of income combined with the effect of the utilization of the research and development tax credit.

Our financial statements reflect net deferred tax assets of $0.8 million as of December 31, 2002, comprised of deductible temporary differences. We have concluded that it is more likely than not that the net deferred tax assets will be realized based on the scheduling of deferred tax amounts and projected taxable income, although we cannot assure you that such assets will be realized. The amount of the net deferred tax assets actually realized could vary if there are differences in the timing or amount of future reversals of existing deferred tax amounts or changes in the actual amounts of future taxable income.

Sale of Inet Global Research, L.L.C.

Effective January 1, 2000, we sold our membership interest in Inet Global Research, L.L.C. to Epygi Technologies, Ltd. an entity controlled by Samuel S. Simonian, one of our founders and the chairman of our board, for a cash purchase price of $82,000. No gain or loss was recorded on the sale. This transaction was approved by the independent members of our board of directors. Epygi Technologies currently performs development services for us pursuant to a consulting agreement for which it is paid a monthly fee per full-time programmer plus reimbursement of reasonable business expenses. We expensed $0.9 million for these services in 2002, $1.4 million in 2001 and $1.1 million in 2000.

Liquidity and Capital Resources

Since our inception, we have funded our operations and met our capital expenditure requirements primarily through cash flows from operations and, to a lesser extent during our initial years of operations, through bank borrowings. Our working capital decreased approximately 15% to $155.4 million at June 30, 2003 from $182.5 million at December 31, 2002. We had $162.3 million in cash and cash equivalents at June 30, 2003, a decrease of $26.8 million from $189.1 million in cash and cash equivalents at December 31, 2002. The decreases in cash and working capital are primarily attributable to our funding of a privately-negotiated transaction that closed on January 21, 2003, under which we repurchased 8,969,984 restricted shares of common stock from Mark Weinzierl, one of our founders, for an aggregate cash purchase price of approximately $35.4 million. The cash and cash equivalents at December 31, 2002 is an increase of $34.2 million from $154.9 million in cash and cash equivalents at December 31, 2001.

Net cash provided by operating activities decreased approximately 40% to $9.9 million for the six months ended June 30, 2003 from $16.5 million during the same period in 2002. This decrease was primarily attributable to changes in amounts of accounts receivable, inventory, accrued compensation and benefits and other accrued liabilities in each quarter. Cash provided by operating activities increased 21% to $34.9 million in 2002 from $28.9 million in 2001. Operating cash flows in 2002 increased primarily due to increased levels of net income and changes in our operating accounts, most significantly decreased inventory and trade accounts receivable. Inventory levels decreased in 2002 because of our proactive measures to use material on-hand and purchase new material only when necessary to support current business levels. Accounts receivable decreased due to slightly lower levels of business and enhanced collection efforts. Cash provided by operating activities increased 108% in

2001 to $28.9 million from $13.9 million in 2000. Operating cash flows in 2001 increased primarily due to collections on trade accounts receivable and receipt of an income tax refund.

Net cash used in investing activities increased 72% to $2.3 million for the six months ended June 30, 2003 from $1.3 million during the same period in 2002. For the remainder of 2003, we anticipate that cash used in investing activities will be slightly less than cash used in investing activities in the six months ended June 30, 2003. Cash used in investing activities in 2002 decreased 73% to $2.3 million from $8.5 million in 2001 and decreased 40% in 2001 from $14.2 million in 2000. Net cash used in investing activities for all periods related to purchases of property and equipment. We reduced our levels of purchases of property and equipment to conserve cash during the tight economic environment.

Net cash used in financing activities was $34.4 million in the six months ended June 30, 2003, compared to net cash provided by financing activities of $1.0 million in the six months ended June 30, 2002. In the six months ended June 30, 2003, we used approximately $35.4 million to repurchase 8,969,984 restricted shares of common stock from one of our founders, who was also a member of our board of directors, in a privately-negotiated transaction. We funded the transaction with available cash. Financing activities provided cash of $1.6 million in 2002, $3.0 million in 2001 and $3.8 million in 2000. For the periods in which financing activities provided cash, such cash resulted from proceeds from the issuance of common stock upon the exercise of stock options and purchases under our employee stock purchase plan.

At June 30, 2003, our future contractual obligations consisted principally of commitments under operating leases for our corporate office facility and our facilities near London, England Frankfurt, Germany and Paris, France. At June 30, 2003, future minimum lease payments under noncancelable operating leases were as follows (in thousands):

July 1, 2003 through December 31, 2003	$3,088
2004	6,137
2005	6,300
2006	6,318
2007	6,304
2008	6,304
Thereafter	11,350

$45,801

We may in the future pursue acquisitions of businesses, products or technologies, or enter into joint venture arrangements, that could complement or expand our business and product offerings. Any material acquisition or joint venture could result in a decrease in our working capital depending on the amount, timing and nature of the consideration to be paid. From time to time we also consider various other alternatives to utilize any cash and cash equivalents that exceed our working capital requirements, including payment of cash dividends, additional stock repurchases or other similar transactions.

At June 30, 2003, we had no long-term debt or material commitments for capital expenditures. We believe that our current cash balances and expected future cash flows will be sufficient to meet our anticipated cash needs for working capital, capital expenditures and other activities for at least the next 12 months. Beyond that, if current sources are not sufficient to meet our needs, we may seek additional equity or debt financing. In addition, any material acquisition of other businesses, products or technologies or material investments in joint ventures could require us to obtain additional equity or debt financing. There can be no assurance that additional financing would be available on acceptable terms, if at all.

Accounting Policies

In preparing our consolidated financial statements in conformity with U.S. generally accepted accounting principles we use certain estimates and assumptions that affect the reported amounts and related disclosures and may vary from actual results. We consider the following accounting policies as those most important to the portrayal of our financial condition and those that require the most judgment or the greatest use of estimates. Although we believe that our estimates and assumptions are reasonable, actual results may differ, and such differences could be significant to our financial results.

Revenue Recognition

General.    We derive revenues primarily from product and license fees as well as services, which include training, warranty and product support services. The majority of the contracts for our three Unified Assurance Solution products, GeoProbe, Orion and Beamer, contain multiple billing milestones, such as contract award, shipment, installation and acceptance, not all of which are associated with revenue recognition. Except as otherwise discussed below, revenues from product and license fees are recognized in the period that we have completed all hardware manufacturing and/or software development to contractual specifications, factory testing has been completed, the product has been shipped to the customer, the fee is fixed and determinable and collection of the fee is considered probable. When we have significant obligations subsequent to shipment, such as installation and system integration, revenues are recognized when there are, in our judgment, no significant unfulfilled obligations. Revenues from arrangements that include significant acceptance terms and/or provisions are recognized when acceptance has occurred. Revenues from our Diagnostics products are typically recognized when title and risk of loss pass to the customer, which typically occurs at shipment. For these products, we typically have no significant obligations subsequent to shipment. If a significant obligation were to exist, we would defer revenue recognition until such obligation was satisfied. All shipping costs are included in cost of revenues in our consolidated statements of operations.

Multiple-element arrangements.    Contracts for our GeoProbe, Orion and Beamer products are typically multiple element arrangements, which means they involve multiple deliverables. We determine the fair value of each of the contract deliverables using vendor-specific objective evidence (VSOE). VSOE for each element is based on the price for which we would sell the element on a stand-alone basis. We offer our customers product support services, which include the correction of software problems, telephone access to our technical personnel and the right to receive unspecified product updates, upgrades and enhancements, when and if they become available. Revenues from these services, including product warranty services included in initial licensing fees, are recognized ratably over the service period. Product warranty services included in the initial licensing fee are allocated from the total contract amount based on the relative fair value of these services determined using VSOE. Revenues from other services, such as training, are recognized when the services have been completed. If we determined that we do not have VSOE on an undelivered element of an arrangement, we would not be able to recognize revenue until all elements of the arrangement were delivered. This occurrence could materially impact our financial results because of the significant dollar amount of many of our contracts and the significant portion of total revenues that a single contract may represent in any particular period.

Trade Accounts Receivable and Allowance for Doubtful Accounts

A large portion of our revenues and receivables are attributable to our carrier customers in the communications industry and, to a lesser extent, to our equipment manufacturer customers who supply equipment into the communications industry. Our trade accounts receivable balance is recorded net of allowances for amounts not expected to be collected from our customers. Because our accounts receivable are usually unsecured, we periodically evaluate the collectibility of our accounts based on a combination of factors, including a particular customer’s ability to pay and the age of the receivables. To evaluate a specific customer’s ability to pay, we analyze the customer’s payment history, if any, financial statements or other information provided by the customer, or third-party credit analysis reports or other publicly-available information. In cases where the evidence suggests a customer may not be able to satisfy its obligations to us, we set up a specific reserve in an amount we determine appropriate for the perceived risk. Most of our contracts include multiple payment milestones, some of which occur in advance of revenue recognition, which mitigates our risk both in terms of collectibility and adjustments to recorded revenue. Given that most of our customers are large public companies with substantial resources, we have not historically experienced significant losses on uncollectible accounts and our allowance has been less than 5% of recorded receivables. If the current downturn in the communications industry continues, the financial condition of our customers could deteriorate and they may not be able to meet their financial obligations to us. If this were to occur, the net value realized from our receivables may be materially different from the net balance recorded on our balance sheet.

    Inventory Reserves

Inventories are recorded net of allowances for unsalable or obsolete raw materials, work-in-process and finished goods. We evaluate the status of our inventory on a quarterly basis to ensure that the amount recorded in our financial statements reflects the lower of our cost or the value we expect to receive when we sell the inventory. This estimate is based on several factors, including the condition and salability of our inventory and the forecasted demand for the particular products incorporating these components. Based on current backlog and expected orders, we forecast the upcoming usage of current stock. We record reserves for obsolete and slow-moving parts of up to 100% for excess parts with insufficient demand or obsolete parts. Amounts in work-in-process and finished goods inventory typically relate to firm orders and, therefore, are not subject to obsolescence risk. If market conditions deteriorate or the expected future demand for our products otherwise decreases, or if changes in our business strategy reduce our need for these components, our estimate of the carrying value of our inventory could be reduced by a material amount.

    Income Taxes

In the preparation of our provision for income taxes and determination of whether deferred tax assets will be realized in full or in part, we must estimate several factors. When it is more likely than not that all or some portion of the deferred tax asset will not be realized, a valuation allowance must be established for the amount of the deferred tax assets that are determined not to be realizable. As of June 30, 2003 and December 31, 2002, a valuation allowance for deferred tax assets was not deemed necessary. Accordingly, if the facts or financial results were to change, thereby impacting the likelihood of realizing the deferred tax assets, judgment would have to be applied to determine the amount of valuation allowance required in any given period. Additionally, our income tax returns are subject to review and examination in the various jurisdictions in which we operate. We are currently not aware of any issues that have been raised by taxing jurisdictions, and management believes that all income tax issues which may be raised as a result of such reviews and examinations in the future will be resolved with no material impact on our financial position or future results of operations. However, in the event there was an assessment by any of these jurisdictions, it could impact our tax provision.

Our cash is invested in bank deposits and money market funds denominated in U.S. dollars. We account for these investments in accordance with Statement of Financial Accounting Standards (SFAS) 115, Accounting for Certain Investments in Debt and Equity Securities. These cash equivalents are treated as available-for-sale under SFAS 115. The carrying value of these cash equivalents approximates fair market value. Our investments are subject to interest rate risk, which is the risk that our financial condition and results of operations could be adversely affected due to movements in interest rates. Assuming our levels of cash as of December 31, 2002, if the per annum rate of interest earned on our invested cash were to change by 50 basis points, or 0.5%, our investment income would be impacted by approximately $0.8 million on an annual basis.

Risk Factors

You should carefully consider the risks described below before making an investment decision regarding our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business operations. This document is qualified in its entirety by these risk factors.

If any of the following risks actually occur, they could materially harm our business, financial condition or results of operations. In that case, the trading price of our common stock could decline.

Our quarterly financial results fluctuate and are difficult to predict.

Our quarterly financial results have varied significantly in the past and are likely to vary significantly from quarter to quarter in the future based on a number of factors, many of which are outside of our control. As a result, you should not rely on our results of operations during any particular quarter as an indication of our future performance in any quarterly period or fiscal year. The factors that could affect our quarterly financial results include:

•	the size, timing, pricing structure and other terms of specific orders by our customers;

•	the timing of the delivery to and the installation and acceptance of our products by our customers;

•	the timing of our development and introduction of new products or applications;

•	the relative mix of product and license fees and services fees included in our revenues;

•	the relative mix of hardware- and software-related revenues in our total revenues;

•	the relative percentages of products sold through our direct and indirect sales channels;

•	the timing of and level of our investments in research and development activities, and the timing of and magnitude of our sales and marketing and general and administrative expenses;

•	changes in, and our ability to implement, our strategy; and

•	other risks described below.

A significant portion of our operating expenses, including rent and salaries, is largely fixed in nature. Accordingly, if revenues are below expectations, our financial results are likely to be adversely and disproportionately affected because these operating expenses are not variable in the short term and cannot be quickly reduced to respond to unanticipated decreases in revenues.

Our financial results are also likely to fluctuate due to factors that impact our current and prospective customers. Expenditures by customers tend to vary in cycles that reflect overall economic conditions, individual budgeting and buying patterns and, in some cases, the ability of some of our customers to obtain the financing they require to make capital expenditures. Our business has been harmed by a softening economy, and we would be further harmed by a continued decline in the economic prospects of our customers or the economy in general. This harm would be exacerbated by a decline in the economic prospects of our current and prospective customers in Europe, as revenues from this region have historically represented the majority of our total revenues. In many cases, these adverse economic conditions have altered current and prospective customers’ capital spending priorities or budget cycles, which have extended our sales cycle. These adverse effects could continue and could impact our customers’ ability to meet their financial obligations to us. Our business also could be harmed by changes in customer spending patterns reflecting industry trends. For example, customer budgetary constraints have contributed to downward sales price pressure on some of our products and on renewals of product support agreements for our GeoProbe and Orion products, which has adversely affected our revenues. In addition, our financial results historically have been influenced by seasonal fluctuations, with orders and revenues tending to be strongest in the fourth quarter of each year and orders and revenues in our first quarter tending to be lower than the levels achieved in the preceding quarter. We believe that this seasonality has been due in large part to the capital appropriation practices of many of our customers.

As a result of all of the foregoing, we cannot assure you that our revenues will grow or remain stable in future periods or that we will remain profitable. In addition, in some future quarters our financial results may be below the expectations of public market analysts or investors. In such event, the market price of our common stock would likely fall.

A further slowdown in communications spending, or consolidations or bankruptcies in the communications industry could harm our business, financial condition and results of operations.

We have derived substantially all of our revenues from sales of products and related services to the communications industry. Since early 2001, we and a number of other companies have been impacted by reduced spending by communications carriers and equipment manufacturers, and some industry analysts project further spending reductions in future periods. In some cases, the continued viability of some carriers and equipment manufacturers is in question. Our business, financial condition and results of operations could be materially harmed in the event that conditions continue to worsen in our industry or in the event that there are consolidations of our current customers, which could result in the displacement of our products by a competitor’s products preferred by the other party to the consolidation, or bankruptcies of our current or prospective customers, which could result in reduced revenues or significant write-offs of uncollectible accounts receivable. Additionally, slowdowns in spending often cause delays in sales and installations and could cause cancellations of current or planned projects, any of which could harm our financial results in a particular period.

Our financial results could be materially harmed if demand for our new products is less than we anticipate or the performance of our products falls below the levels required by our customers.

A key component of our strategy is the ability to successfully develop, introduce and market new Unified Assurance and Diagnostics products and applications. Although we have obtained feedback from our customers and potential customers regarding our development and product strategy, we have made certain assumptions as to the needs of our customers and the features, functionality and performance expected by them. Our current or prospective customers may not order these new products and applications.

Also, purchase decisions regarding our new Orion and Beamer products and applications may be made by individuals within organizations with which we have no significant existing relationships, such as customer service or sales and marketing departments. We may not be successful in developing the relationships necessary to sell our Orion and Beamer products and applications.

Our revenues are highly concentrated among a small number of customers.

A large percentage of our revenues are typically derived from a small number of customers, and we expect this trend to continue. For example, in the six months ended June 30, 2003, approximately 60% of our revenues were derived from the ten largest customers in the period, with one international customer accounting for approximately 24% of our total revenues and another accounting for approximately 11% of total revenues. Additionally, British Telecom and Deutsche Telekom, on a combined basis, accounted for approximately 29% of total revenues in the six months ended June 30, 2003. Although the customer make-up of our largest projects varies from quarter to quarter, a small number of significant repeat customers frequently account for a significant portion of our revenues in a given period. If we lose one of our significant repeat customers, our financial results could be harmed. Additionally, if one or more of these significant repeat customers experiences adverse conditions in its industry or operations, including the continued impact of the current economic downturn and reductions in communications spending, these customers may not be able to meet their ongoing financial obligations to us or purchase additional products.

Changes or delays in the implementation or customer acceptance of our products could harm our financial results.

Revenues for our Unified Assurance Solution products, which accounted for the majority of our total revenues in the six months ended June 30, 2003, are typically recognized upon the completion of system installation or customer acceptance. Delays caused by us or our customers in the commencement or completion of scheduled product installations and acceptance testing may occur from time to time due to site-readiness delays, the often comprehensive processes for testing and acceptance required by certain of our customers, insufficient personnel on the part of us or our customers to complete a project, the lengthening of implementation schedules due to the introduction of new features or applications, or other issues. Because a significant portion of our revenues on a quarterly basis is derived from a small number of customer projects, product installation delays could materially harm our financial results for a particular period. With respect to contracts providing for a significant payment or performance milestone tied to customer acceptance or allowing customer return, termination or similar rights prior to acceptance, we generally do not recognize revenue until acceptance is achieved. For new products, we typically recognize revenue initially upon acceptance. As a result, in cases where the recognition of revenue is tied to customer acceptance, the failure to obtain acceptance or delayed acceptance could harm our financial results for a particular period. Additionally, we may be subject to penalties or other customer claims for a failure to meet contractually agreed upon milestones or deadlines.

The sales cycle for our products is long, which could harm our quarterly financial results.

Sales of our Unified Assurance Solution products, which since 1998 have accounted for the majority of our total revenues, are made predominantly to large communications carriers and involve significant capital expenditures as well as lengthy sales cycles and implementation processes. Sales to this type of customer generally require an extensive sales effort throughout the customer’s organization and final approval by an executive officer or other senior-level approval. We expend substantial funds and management effort pursuing these sales. Additionally, potential customers often maintain comprehensive processes for internal approval, contracting and procurement, which may cause potential sales to be delayed or foregone. As a result of these and other factors, the sales cycle for our products is long, historically ranging from six to 18 months for our Unified Assurance Solution (excluding the cycle for subsequent applications and enhancements, which varies widely) and averaging three months for occasional, large sales of our Diagnostics products. Accordingly, our ability to forecast the timing and amount of specific sales is limited, and the deferral or loss of one or more significant sales could materially harm our financial results in a particular quarter, especially if there are significant sales and marketing expenses associated with any deferred or lost sales.

Competition is intense, may intensify and could result in increased downward pricing pressure, further reduced margins and the loss of market share.

Competition for all of our products is intense, is expected to continue and in some cases may intensify. We compete principally with a number of U.S. and international suppliers that vary in size and in the scope and breadth of the products and services offered. We compete to a lesser extent with systems developed internally by current and prospective customers. Certain of our competitors have, in relation to us, longer operating histories, larger installed customer bases, longer-standing relationships with customers, greater name recognition and significantly greater financial, technical, marketing, customer service, public relations, distribution and other resources. As a result, these competitors may be able to more quickly develop or adapt to new or emerging technologies and changes in customer requirements, or devote greater resources to the development, promotion and sale of their products. Additionally, it is possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share. Increased competition could result in increased downward pricing pressure, further reduced margins and the loss of market share. We continue to experience pressure on sales prices for our GeoProbe and Orion products, especially for those applications for which there is a competitive offering, or in highly competitive situations involving prospective customers.

Our business depends on retaining our existing key personnel.

Our business depends to a significant extent upon the continued service and performance of a relatively small number of key senior managers, technical personnel and sales and marketing personnel, none of whom are bound by an agreement to remain in our employ. The loss of any existing key personnel, or the inability to attract, motivate and retain additional key personnel, could harm our business, financial condition and results of operations.

We may be unable to adapt to rapid technological change and evolving customer requirements.

The introduction by others of products involving superior technologies or the evolution of alternative technologies or new industry protocol standards could render our existing products, as well as products currently under development, obsolete and unsalable. We believe that our future success will depend in part upon our ability, on a timely and cost-effective basis, to continue to:

•	develop and introduce new products or applications for the communications market;

•	enhance our Unified Assurance Solution and Diagnostics products;

•	keep pace with evolving industry protocol standards, next-generation technologies and changing customer needs; and

•	achieve broad market acceptance for our products.

We cannot assure you that we will achieve these objectives.

Over the long term, we expect carrier spending for traditional networks to decrease from current levels, which requires that we continue to develop products and applications for networks based on emerging next-generation wireless and packet-based technologies and standards. We may not successfully develop additional competitive products for these emerging technologies and standards.

Products as complex as those currently under development by us frequently are subject to delays, and we cannot assure you that we will not encounter difficulties, such as the inability to assign a sufficient number of qualified technical personnel to key projects or other unanticipated causes, that could delay or prevent the successful and timely development, introduction and marketing of these potential new products. Even if such potential new products are developed and introduced, we cannot assure you that they will achieve any significant degree of market acceptance. In addition, our products are implemented with our purpose-specific hardware platform and certain third-party hardware. We cannot assure you that we will be able to design and manufacture, or procure from third parties, the hardware necessary to successfully implement our new products and applications.

A majority of our revenues have historically come from our international customers, and, as a result, our business may be harmed by political and economic conditions in foreign markets and the challenges associated with operating internationally.

Historically, revenues from international markets have represented the majority of our total revenues, and international revenues as a percentage of total revenues have increased in recent quarters. We expect revenues from international markets to continue to represent the majority of our total revenues for the foreseeable future. International business activities involve certain risks, including:

•	management of our geographically dispersed operations;

•	longer sales cycles in certain countries, especially on initial entry into a new geographical market;

•	greater difficulty in evaluating a customer’s ability to pay, longer accounts receivable payment cycles and greater difficulty in the collection of past-due accounts;

•	general economic conditions in each country;

•	currency controls and exchange rate fluctuations;

•	challenges associated with operating in diverse cultural and legal environments;

•	seasonal reductions in business activity specific to certain markets;

•	loss of revenues, property and equipment from expropriation, nationalization, war, insurrection, terrorism and other political risks;

•	foreign taxes and the overlap of different tax structures, including modifications to the U.S. tax code as a result of international trade regulations;

•	greater difficulty in safeguarding intellectual property;

•	import and export licensing requirements and other trade restrictions;

•	involuntary renegotiation of contracts with foreign governments and communications carriers; and

•	existence or adoption of laws and regulations affecting the operation and taxation of our business and the general business climate for foreign companies.

We may be unable to produce sufficient quantities of our products because we obtain various key components from sole and limited source suppliers. If we are unable to obtain these components, or if the prices of these components increase, we could be unable to ship our products in a timely manner or our product costs could be materially impacted.

We could experience delays or reductions in product shipments or increases in product costs if we are unable to obtain sufficient key components as required or to develop alternative sources if and as required in the future. Currently, our products utilize certain components that are available from only one or a limited number of suppliers. While alternative suppliers have been identified for a variety of key components, those alternative sources have not been qualified or activated by us. Our qualification process could be lengthy, and we cannot assure you that additional sources would become available to us on a timely basis, or if such sources were to become available, that the components would be comparable in price and quality to our current components. We generally do not execute long-term supply agreements with our suppliers and, in the case of many components, make our purchases with purchase orders on an “as-needed basis.” Some of the components our products utilize require long order lead-times, in certain cases up to nine months. Other components that currently are readily available may become difficult to obtain in the future. Our failure to order sufficient quantities of these components in advance of product delivery deadlines could prevent us from adequately responding to unanticipated increases in customer orders. In the past, we have experienced delays in the receipt of a variety of our key components, which have resulted in delays in product deliveries. In addition, the cost of various key components of our products has fluctuated significantly in the past based on supply and demand factors. Significant changes in supply and demand characteristics in the future could cause the cost of various components to increase, which could adversely impact our product costs.

Key components used in our products may become obsolete. If we are unable to find and design in replacement parts, we may be unable to ship our products in sufficient quantities.

From time to time, components used in our products are declared obsolete and no longer produced by our suppliers. Historically, we have typically received adequate notice from these suppliers so that we may procure quantities of these parts sufficient to allow us time to find and design new parts into our products; however, we cannot assure you that we will always be provided adequate notice. If we are not given adequate notice, we may be unable to produce sufficient quantities of our products to satisfy demand. Also, we cannot assure you that replacement parts will be readily available or that we will be able to design new parts into our products on a timely basis at a reasonable cost. If we are not able to produce sufficient quantities of our products, our financial results could be harmed.

Our inventory may become obsolete or unusable.

From time to time, we make advance purchases of various component parts in relatively large quantities to ensure that we have an adequate and readily available supply. Our failure to accurately project our needs for these components and the demand for our products that incorporate them, or changes in our business strategy that reduce our need for these components, could result in these components becoming obsolete prior to their intended use or otherwise unusable in our business, which in turn could result in significant write-offs of inventory.

We rely in part on third-party subcontractors in the manufacture and development of our products. Our ability to sell products to our customers could be impaired if these subcontractors do not meet their commitments to us.

Any disruption in our relationships with third-party subcontractors and our inability to develop alternative sources if and as required in the future could result in delays or reductions in product shipments or increases in product costs. We rely exclusively upon third-party subcontractors to manufacture our subassemblies, and we have retained, from time to time, third-party design services in the layout of circuit boards. We also frequently subcontract the development of specific features or enhancements for our products. Our reliance on third-party subcontractors involves a number of risks, including the potential absence of adequate capacity, the unavailability of or interruption in access to various process technologies, and reduced control over product quality, delivery schedules, manufacturing yields and costs.

We rely upon software licensed from third parties. If we are unable to maintain these software licenses on commercially reasonable terms, our business, financial condition and results of operations could be harmed.

We rely upon software that we license from Oracle Corporation, Cognos Incorporated and other third parties, including software that is integrated with our internally-developed software and used in our products to perform key functions. In certain cases, we are unable to obtain long-term pricing commitments for this software. The inability to maintain any software licenses on commercially reasonable terms could result in shipment delays or reductions until equivalent software could be developed or licensed and integrated into our products. Additionally, the presence of defects or errors in this software could result in claims against us or damage to our reputation and business, recourse for which might not be available against the related licensors.

We may not receive the intended benefits of future acquisitions, joint ventures or other business relationships.

We may in the future pursue acquisitions of businesses, products and technologies, or the establishment of joint venture, strategic partnership or other arrangements that could expand our business and product offerings. The negotiation of potential acquisitions or strategic relationships, as well as the integration of an acquired or jointly developed business, technology or product, could cause diversion of management’s time and resources. Future acquisitions and strategic relationships by us could result in potentially dilutive issuances of equity securities, a material reduction in cash reserves, the incurrence of debt and contingent liabilities, research and development write-offs and other acquisition-related expenses. We cannot assure you that any acquisition or joint venture will be successfully integrated with our operations. If we were to pursue any such acquisition or strategic relationship, we may not receive the intended benefits of the acquisition or strategic relationship.

We may be accused of infringing the proprietary rights of others, which could subject us to costly and time-consuming litigation.

The communications industry is characterized by the existence of a large number of patents and frequent allegations of patent infringement. We have received, and may receive in the future, notices from holders of patents that raise issues as to possible infringement by our products. As the number of competitive products increases and the functionality of these products further overlaps, we believe that we may become increasingly subject to allegations of infringement. Questions of infringement and the validity of patents in the field of communications signaling technologies involve highly technical and subjective analyses. Patent holders may initiate legal proceedings in the future against us, and if any proceedings are initiated, we may not be successful in defending ourselves. Any claim or proceeding could be time consuming and expensive to defend or resolve, result in substantial diversion of management resources, cause product shipment delays, or force us to enter into royalty or license agreements rather than dispute the merits of any such claim made or proceeding initiated against us. Any such royalty or license agreements may not be available on terms acceptable to us, if at all.

Our limited ability or failure to protect our intellectual property may materially harm our ability to compete.

Our continued success is dependent in part upon our proprietary technology. To protect our proprietary technology, we rely on a combination of technical innovation, trade secret, copyright and trademark laws, non-disclosure agreements and, to a lesser extent, patents, each of which affords only limited protection. In addition, the laws of some foreign countries do not protect our proprietary rights in our products to the same extent as do the laws of the U.S. Despite the measures taken by us, it may be possible for a third party to copy or otherwise obtain and use our proprietary technology and information without authorization. Policing unauthorized use of our products is difficult, and litigation may be necessary in the future to enforce our intellectual property rights. Any litigation could be time consuming and expensive to prosecute or resolve, result in substantial diversion of management attention and resources, and materially harm our business, financial condition and results of operations. We may not be successful in protecting our proprietary technology or our proprietary rights may not provide us a meaningful competitive advantage.

We may face potential liability for product defects.

Products as complex as ours may contain undetected defects or errors, especially when first introduced or as enhancements are released, that, despite our testing, are not discovered until after a product has been installed and used by customers. Defects or errors could result in delayed market acceptance of the product, claims against us or damage to our reputation and business. We generally include provisions in our agreements with customers that are intended to limit our exposure to potential liability for damages arising out of defects or errors in our products. However, the nature and extent of these limitations vary from agreement to agreement, and it is possible that these limitations may not be effective as a result of unfavorable judicial decisions or current or future laws enacted in one or more of the jurisdictions in which we do business. Although we have not experienced any product liability suits to date, the sale and support of our products entail the risk of these claims. We carry insurance that mitigates our risk associated with certain product liability claims, but the policy is subject to coverage limits, various exceptions and options to cancel prior to term and may not be sufficient to cover all claims. Any product liability claim brought against us, regardless of its merit, could result in material expense to us, diversion of management attention and resources, and damage to our business reputation and our ability to retain existing customers or attract new customers.

Our business and reputation could suffer if we do not prevent security breaches.

We have included security features in some of our products that are intended to protect the privacy and integrity of customer data. Despite the existence of these security features, our products may be vulnerable to breaches in security due to unknown defects in the security mechanisms, as well as vulnerabilities inherent in the operating system or hardware platform on which the product runs and/or the networks linked to that platform. Security vulnerabilities, regardless of origin, could jeopardize the security of information stored in and transmitted through the computer systems of our customers. Any security problem may require significant capital expenditures to solve and could materially harm our reputation and product acceptance.

Our two largest stockholders own approximately 63% of our common stock, which allows them to control the management and affairs of our company and prevent a change of control.

As of August 31, 2003, two of our founders, Samuel S. Simonian, chairman of our board, and Elie S. Akilian, our president and chief executive officer and a director, collectively beneficially owned approximately 63% of the outstanding shares of our common stock. Consequently, if these individuals were to act together, they could effectively control the outcome of all matters submitted for stockholder action, including the election of our board of directors and the approval of significant corporate transactions. They also effectively control the management and affairs of our company, which could have the effect of delaying or preventing a change in control of our company. In addition, as two of the five members of our board of directors, Messrs. Simonian and Akilian have significant influence in directing the actions taken by our board.

We have adopted anti-takeover defenses that could delay or prevent an acquisition of our company.

Our certificate of incorporation and bylaws and Delaware law contain provisions that may have the effect of discouraging, delaying or preventing a change in control of our company or unsolicited acquisition proposals that a stockholder may consider favorable. For example, we have a classified board of directors with staggered, three-year terms, our stockholders are unable to take action by written consent, our stockholders are limited in their ability to make proposals at stockholder meetings, and our board of directors is empowered to issue blank-check preferred stock without any need to obtain stockholder approval.

Volatility in our stock price could result in claims against us.

The market price of our common stock has been, and is likely to continue to be, highly volatile. In the periods listed below, the market price of our common stock has ranged as follows:

2003	High	Low
Third Quarter (through September 17, 2003)	$16.00	$9.76
Second Quarter	10.50	5.87
First Quarter	8.25	5.78

2002
Fourth Quarter	$6.98	$4.15
Third Quarter	6.68	4.00
Second Quarter	10.30	5.71
First Quarter	11.05	7.91

Our stock price may be significantly affected by factors such as:

•	variations in our results of operations;

•	changes in our business strategy;

•	future sales of our common stock, particularly by institutional investors with large holdings and by our founders;

•	the announcement of technological innovations or new products by us, our competitors or others;

•	market analysts’ estimates of our performance, our customers’ or competitors’ performance or the performance of the communications industry in general;

•	the financial and other announcements made by us, our competitors or customers;

•	general market and economic conditions; and

•	equity market conditions and industry-specific equity market trends.

The public markets have experienced significant volatility that has particularly affected the market prices of securities of many technology and communications companies for reasons that have often been unrelated to financial results. This volatility has and may continue to materially harm the market price of our common stock as well as our visibility and credibility in our markets.

Additionally, in the past, securities class action litigation often has been brought against a company following periods of volatility in the market price of its common stock. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and diversion of management attention and resources.